Exhibit 3(b)


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           INTERSTATE SECURITIES, INC.


      Interstate Securities, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Interstate Securities, Inc. resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

            RESOLVED, that the Company's Restated Certificate of Incorporation be, upon approval by the Company's stockholders, amended to delete Article I thereof in its entirety and to insert in lieu thereof a new Article I which shall be and read as follows:

                  "The name of the corporation is Interstate/Johnson
            Lane, Inc."

            RESOLVED, that the Company's Restated Certificate of Incorporation be, upon approval by the Company's stockholders, amended to delete Article IV thereof in its entirety and to insert in lieu thereof a new Article IV which shall be and read as follows:

                  "The total number of shares of stock which the corporation is authorized to issue is Thirty Million (30,000,000) shares of common stock, and the par value of each of such shares is Twenty-Cents ($.20) amounting in the aggregate to Six Million Dollars ($6,000,000)."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held on October 14, 1988, upon notice in accordance with Sections 222, 228 and 242 of the General Corporation Law of the

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State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

      THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 222, 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Interstate Securities, Inc. has caused this certificate to be signed by Edward C. Ruff, its Vice President, and attested by Michael D. Hearn, its Secretary, this 14th day of October, 1988.

                                    INTERSTATE SECURITIES, INC.


                                    By    /s/ Edward C. Ruff
                                       ------------------------------
                                          Edward C. Ruff
                                          Vice President


(Corporate Seal)

ATTEST:

BY    /s/ Michael D. Hearn
   ---------------------------
      Michael D. Hearn
      Secretary